Exhibit 5.1

[On Slaughter and May headed notepaper]

Opinion of Slaughter and May regarding the legality of securities being registered

The Directors Royal Dutch Shell plc Shell Centre London SE1 7NA	18 May, 2005

Dear Sirs,

Registration Statement on Form F-4 of Royal Dutch Shell plc dated 18 May, 2005 Registration Number

We have acted as legal advisers to Royal Dutch Shell plc (the “Company”) as to English law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 4,139,040,000 Class A ordinary shares (the ““A” Shares”) of the Company with a nominal value of €0.07 each. We have taken instructions solely from the Company.

For the purposes of this opinion, we have examined copies of the following documents:

1.	the certificate of incorporation of the Company and the certificate of incorporation on change of name and re-registration as a public company of the Company;

2.	the subscription agreement dated 21 October 2004 between the Company and Shell RDS Holding B.V. (then known as Shell Hydrocarbon Investments (VII) B.V.) (“RDS Holding”) (the “Subscription Agreement”);

3.	a joint certificate of the Company Secretary of the Company and his predecessor dated 17 May 2005 and the documents annexed thereto;

4.	a certificate of the General Attorney of RDS Holding dated 12 May, 2005 and the documents annexed thereto; and

5.	the entries shown on the CH Direct print outs obtained by us from the Companies House database on 16 May, 2005 of the file of the Company maintained at Companies House (the “Company Search”).

This letter sets out our opinion on certain matters of English law as at today’s date. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed each of the following:

(i)	The Company and RDS Holding have duly and properly performed all of their obligations under the Subscription Agreement (including, in the case of RDS Holding, its obligation to pay in full the subscription price due in respect of the shares of the Company issued to it thereunder).

(ii)	All signatures are genuine.

(iii)	The conformity to original documents of all copy documents examined by us.

(iv)	The accuracy and completeness of the statements made in the joint certificate of the Company Secretary of the Company and his predecessor referred to in paragraph 3 above.

(v)	The accuracy and completeness of the statements made in the certificate of the General Attorney of RDS Holding referred to in paragraph 4 above.

(vi)	The information disclosed by the Company Search was complete, accurate and up to date as at the date of the Company Search and has not since then been altered or added to.

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the “A” Shares will, when transferred to those persons entitled to them under the terms of the transaction which is the subject of the Registration Statement, be duly issued and fully paid and no further contribution in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules or regulations of the United States Securities and Exchange Commission promulgated thereunder. This opinion is being provided to RDS in connection with the Registration Statement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

Yours faithfully

/s/ Slaughter & May

Slaughter & May